Appendix 99.1

Corbus Pharmaceuticals Reports Q4 and 2024 Financial Results and Provides a Corporate Update

•
CRB-701 Nectin-4 targeting ADC demonstrates encouraging results in Phase 1 Western study
•
Fast Track Designation granted by FDA for CRB-701 to treat metastatic cervical cancer
•
CRB 913 SAD/MAD obesity study expected to start in March 2025
•
$149m of cash & investments as of December 31,2024 and cash runway expected through Q3 2027

Norwood, MA, March 11, 2025 (GLOBE NEWSWIRE) -- Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), an oncology and obesity company with a diversified portfolio, today provided a corporate update and reported financial results for the fourth quarter and year ended December 31, 2024.

“During the fourth quarter and into 2025, we made significant progress across our pipeline. Both of our oncology programs (CRB-701 and CRB-601) have been advancing in the clinic and our obesity program (CRB-913) is on schedule for first in human dosing later this month. We were encouraged by the data for CRB-701 from our study in Western patients that has demonstrated a promising safety profile and encouraging evidence of efficacy in multiple advanced tumor types. We look forward to generating informative clinical data from all three of our programs in the 2nd half of this year” said Yuval Cohen, Ph.D., Chief Executive Officer of Corbus.

Key Corporate and Program Updates

CRB-701 for the treatment of solid tumors, is a next-generation antibody drug conjugate (ADC) targeting Nectin-4 that contains a site-specific, cleavable linker and a precise drug antibody ratio of 2 using monomethyl auristatin E (MMAE) as the payload.

•
Western study dose escalation data for CRB-701 Phase 1 was presented as a poster presentation at ASCO GU 2025. The Phase 1/2 study (NCT06265727) is being conducted by Corbus in the U.S. and Europe.

Study Highlights:

o
Safety, tolerability and PK comparable to SYS6002 Ph1 China data presented at ASCO 2024 by our partner CSPC. No dose-limiting toxicities were observed in either study.
o
Low levels of peripheral neuropathy and skin toxicity were observed in both studies.
o
Clinical responses were seen in urothelial (mUC) and cervical cancer participants in both studies.
o
First-time targeting of head and neck squamous cell carcinoma (HNSCC) in the Western study yielded multiple responses.

•
Dose optimization is underway with dosing at 2.7 mg/kg and 3.6 mg/kg cohorts in HNSCC, cervical and mUC tumors. More cohorts may be added to address additional tumor types in the expansion phase. The Company expects to complete dose optimization and establish a recommended Phase 2 dose (“RP2D”) under Project Optimus in the fourth quarter of 2025.

•
In December 2024, the U.S. Food and Drug Administration (FDA) granted Fast Track designation to CRB-701 for the treatment of relapsed or refractory metastatic cervical cancer.

CRB-913 is a second-generation, highly peripherally restricted CB1 receptor inverse agonist drug designed to treat obesity. CB1 inverse agonism is a clinically validated mechanism to induce weight loss. CRB-913 will be the most peripherally restricted CB1 inverse agonist to be explored in a clinical setting to date.

•
Presented pre-clinical data at Obesity Week 2024 demonstrating CRB-913 is markedly more peripherally restricted than either monlunabant or rimonabant. CRB-913 has a brain to plasma ratio fifty times lower than rimonabant and is fifteen times more peripherally restricted than monlunabant.

•
The Company expects to dose the first participant in the Phase 1 SAD/MAD study in March 2025. We expect to commence a Phase 1 dose-range finding study in the fourth quarter of 2025.

CRB-601 is a potent and selective anti-αvβ8 integrin monoclonal antibody for the treatment of solid tumors.

•
The first patient was dosed in December 2024 in a dose escalation portion of a Phase 1 study that is taking place in the U.S. and Europe. We expect to complete dose escalation in the fourth quarter of 2025.

Financial Results for the Quarter and Year Ended December 31, 2024:

The Company reported a net loss of approximately $9.5 million, or a net loss per diluted share of $0.78 per share, for the three months ended December 31, 2024, compared to a net loss of approximately $8.0 million, or a net loss per diluted share of $1.81, for the same period in 2023. For the year-ended December 31, 2024, the Company reported a net loss of approximately $40.2 million, or a net loss per diluted share of $3.68, compared to a net loss of $44.6 million, or a net loss per diluted share of $10.31, for the same period in 2023.

Operating expenses for Q4 2024 increased by $2.5 million to approximately $12.6 million for the three months ended December 31, 2024, compared to $10.1 million in the comparable period in the prior year. The $2.5 million increase was primarily attributable to product development and stock-based compensation costs.

The Company had $149.1 million in cash, cash equivalents and investments on hand at December 31, 2024, which is expected to fund operations through Q3 2027, based on current planned expenditures.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is an oncology and obesity company with a diversified portfolio and are committed to helping people defeat serious illness by bringing innovative scientific approaches to well-understood biological pathways. Corbus’ pipeline includes CRB-701, a next-generation antibody drug conjugate that targets the expression of Nectin-4 on cancer cells to release a cytotoxic payload, CRB-601, an anti-integrin monoclonal antibody that blocks the activation of TGFβ expressed on cancer cells, and CRB-913, a highly peripherally restricted CB1 receptor inverse agonist for the treatment of obesity. Corbus is headquartered in Norwood, Massachusetts. For more information on Corbus, visit corbuspharma.com. Connect with us on X, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s trial results, product development, clinical and regulatory timelines, including timing for completion of trials and presentation of data, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors on our operations, clinical development plans and timelines, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

All product names, logos, brands and company names are trademarks or registered trademarks of their respective owners. Their use does not imply affiliation or endorsement by these companies.

INVESTOR CONTACT:

Sean Moran

Chief Financial Officer

Corbus Pharmaceuticals

smoran@corbuspharma.com

Bruce Mackle
Managing Director
LifeSci Advisors, LLC
bmackle@lifesciadvisors.com

---tables to follow---

Corbus Pharmaceuticals Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Unaudited For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Operating expenses:
Research and development	$8,787	$6,980	$32,222	$31,168
General and administrative	3,818	3,124	16,499	13,910
Total operating expenses	12,605	10,104	48,721	45,078
Operating loss	(12,605)	(10,104)	(48,721)	(45,078)
Other income (expense), net:
Interest and investment income, net	1,782	350	6,311	1,636
Interest expense	—	(929)	(1,872)	(3,858)
Other income, net	1,293	2,661	4,073	2,696
Total other income, net	3,075	2,082	8,512	474
Net loss	$(9,530)	$(8,022)	$(40,209)	$(44,604)
Net loss per share, basic and diluted	$(0.78)	$(1.81)	$(3.68)	$(10.31)
Weighted average number of common shares outstanding, basic and diluted	12,179,482	4,423,683	10,915,413	4,327,568

Comprehensive loss:
Net loss	$(9,530)	$(8,022)	$(40,209)	$(44,604)
Other comprehensive income:
Change in unrealized gain on marketable debt securities	(172)	6	36	125
Total other comprehensive income	(172)	6	36	125
Total comprehensive loss	$(9,702)	$(8,016)	$(40,173)	$(44,479)

Corbus Pharmaceuticals Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2024	December 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$17,198	$13,724
Investments	131,864	7,182
Restricted cash	285	192
Prepaid expenses and other current assets	3,629	2,448
Total current assets	152,976	23,546
Restricted cash	385	478
Property and equipment, net	385	973
Operating lease right-of-use assets	2,133	3,063
Other assets	—	212
Total assets	$155,879	$28,272
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$—	$301
Accounts payable	4,786	3,179
Accrued expenses	5,426	11,030
Derivative liability	—	39
Operating lease liabilities, current	1,606	1,437
Loan payable	—	15,908
Total current liabilities	11,818	31,894
Other long-term liabilities	—	44
Operating lease liabilities, noncurrent	1,633	3,239
Total liabilities	13,451	35,177
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2024 and December 31, 2023.	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized, 12,179,482 and 4,423,683 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	1	—
Additional paid-in capital	619,285	429,780
Accumulated deficit	(476,893)	(436,684)
Accumulated other comprehensive gain (loss)	35	(1)
Total stockholders’ equity (deficit)	142,428	(6,905)
Total liabilities and stockholders’ equity	$155,879	$28,272